São Paulo, March 31, 2023

To

GOL LINHAS AÉREAS INTELIGENTES S.A.

Praça Comandante Linneu Gomes, S/No., Entrance 3

Jardim Aeroporto

04626-020, São Paulo/SP, Brazil

Re.: Gol Linhas Aéreas Inteligentes S.A. Rights Offering of Preferred Shares Including Preferred Shares Represented by American Depositary Shares

Ladies and Gentlemen:

We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Gol Linhas Aéreas Inteligentes S.A. (the “Company”), in connection with the registration statement on Form F-3 in the context of a proposed capital increase within the Company’s authorized capital (“Capital Increase”), and the related rights offering (the “Rights Offering”) of preferred shares of the Company (“Preferred Shares”), including preferred shares represented by American depositary shares (“ADSs”), as filed with the United States Securities and Exchange Commission (“SEC”) on March 31, 2023 (the “Registration Statement”).

1.	This opinion is being furnished to you pursuant to the Registration Statement.
2.	Unless otherwise defined, terms and expressions used herein have the same meaning assigned to them in the Prospectus contained in the Registration Statement, and any amendments thereto (“Prospectus”).
3.	For the purposes of giving this opinion we have examined and/or relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
4.	As to matters of fact, we have relied on documents, oral and/or written information and/or certificates provided to us by the Company’s officers, acting on behalf of the Company.

5.	We did not conduct any investigation of the laws of any jurisdiction outside Brazil. This opinion is given solely in respect of the laws of Brazil as of the date hereof, and not in respect of any other law. We have assumed that there is nothing in any other law that affects our opinion. In particular, we did not make independent investigations of the laws of the State of New York.
6.	In giving this opinion we have made the following assumptions:
(i)	all documents submitted to us as facsimile or copy or specimen documents conform to their originals;
(ii)	that all documents submitted to us as originals are authentic;
(iii)	all signatures on any documents submitted to us as originals, certified copies or copies are genuine; and

(iv)	that, except as specifically otherwise mentioned, there is no provision of the law of any jurisdiction other than Brazil which has any implication in relation to the opinion expressed herein.
7.	Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that:
7.1	the filing of the Registration Statement for the sale of the Company’s preferred shares, including preferred shares represented by ADSs, has been duly and validly executed by the officers and directors of the Company, who have corporate power and authority to do so;
7.2	upon approval of the Capital Increase by the Board of Directors of the Company and the subsequent confirmation of the Capital Increase by the Board of Directors of the Company (“Confirmation Meeting”), the registration of the minutes of the BoD Meeting and the Confirmation Meeting with the competent Brazilian board of trade and the publication of such minutes as required under Brazilian law, the Preferred Shares, once issued, will be duly and validly issued, fully paid and non-assessable; and
7.3	the statements in the Prospectus and any amendments thereto under the caption “Service of Process And Enforcement of Judgments,” insofar as such statements purport to constitute summaries of matters of Brazilian laws and regulations of legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.
8.	This opinion is dated as of today and we expressly disclaim any responsibility to advise with respect to any development or circumstance of any kind, including any change of law or fact which may occur after the date of this opinion, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion. Accordingly, you should seek advice of your counsel as to the adequate application of this opinion at such time.
9.	This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matters in connection with the Rights Offering or the transactions or documents referred to in the Registration Statement and the Prospectus.
10.	In rendering the opinion set forth herein, we note that any conclusion on any particular issue is not a guaranty or prediction of what a court would hold but, rather, sets forth our conclusions as to what would or should be the proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

We hereby consent to the incorporation by reference in the Registration Statement of Gol Linhas Aéreas Inteligentes S.A. and in the related Prospectus of our legal opinion dated March 31, 2023, with respect to the Preferred Shares of the Company, as filed on March 31, 2023 as an exhibit to the Registration Statement on Form F-3, as well as to the reference to us under the caption “Validity of Securities” and “Service of Process and Enforcement of Judgments” in the Registration Statement and the Prospectus. Our consent extends to any and all additional amendments to the Registration Statement and to any subsequent registration statement that relates to the Registration Statement.

Sincerely yours,

/s/ Lefosse Advogados

LEFOSSE ADVOGADOS